Exhibit 99.1

FOR IMMEDIATE RELEASE

Plug Power Provides Business Update

Record First Quarter 2021 with Gross Billings of Over $70 Million, Up More Than 60% Year-Over-Year; Reiterates Long-term Annual Gross Billings Targets

Continues to Work Expeditiously to Complete Previously Announced Financial Restatement and Expects to File 2020 Annual Report on Form 10-K Inclusive of the Restated Period Within the Next Five Days

Files Form 12b-25 to Extend Filing Date for First Quarter 2021 Form 10-Q

LATHAM, N.Y., May 10, 2021 -- Plug Power Inc. (NASDAQ: PLUG), a leading provider of turnkey hydrogen solutions building the global green hydrogen economy, today provided a business update as it works to complete its previously announced financial restatement and file its Form 10-K for the year ended December 31, 2020.

Plug Power continues to execute on its business objectives and remains well-positioned to leverage its industry leadership to capture a meaningful share of the $10T+ hydrogen economy. For the first quarter of 2021, the Company expects to report over $70 million in gross billings, a more than 60% increase from the first quarter of 2020, and expects to report over $67 million of net revenue, also a more than 60% increase from the first quarter of 2020. In addition, the Company maintains a strong balance sheet with over $5 billion of cash to fund future growth initiatives. The Company expects its second quarter gross billings to exceed $105 million, an approximate 50% increase from the second quarter of 2020, and expects to report over $102 million of net revenue, also an approximate 50% increase from the second quarter of 2020. The Company is reiterating its previously disclosed annual gross billings targets of $475 million in 2021, $750 million in 2022 and $1.7 billion in 2024.

Andy Marsh, Plug Power’s President and Chief Executive Officer, said, “The fundamentals of our business remain robust with record first quarter gross billings. As evidenced by the continued advancement of our strategic pipeline, we remain firmly committed to executing on our mission to build out the hydrogen economy in North America and beyond. We continue to deliver state-of-the-art fuel cell and green hydrogen solutions to our customers, and remain confident in the growth trajectory of the business. We are working to complete our previously announced financial restatement as expeditiously as possible.”

The Company’s business momentum is further reinforced by recent strategic partnerships, including:

•	An agreement with BAE Systems, a premier supplier and integrator of low and zero emission electric propulsion systems and application integration, to collaborate on supplying zero emission powertrains to heavy-duty transit bus original equipment manufacturers in North America. Plug Power will integrate its ProGen fuel cell engines into BAE Systems’ smart electric drive systems, providing hydrogen and refueling infrastructure to end-customers’ use points.
•	Finalizing Power Purchase Agreements with multiple strategic partners including Brookfield Renewables, APEX, NYPA and others, reflecting continued execution on building the first green hydrogen generation network in the U.S.
•	An agreement to develop two 15 ton per day liquefaction plants with Chart Industries, which will utilize Chart’s helium refrigeration technology, cold box design and rotating equipment. This positions the Company to have two hydrogen facilities operating by the end of 2022 as previously announced, and a technology platform to leverage for future hydrogen generation sites. These green hydrogen plants will be located in the Mid-Atlantic and Southeast U.S.
•	Formalizing the formation of the Company’s joint venture with Renault expected by the end of the second quarter for on-road light commercial vehicles in Europe.
•	Additionally, the Company expects to finalize joint ventures with SK for the Asian market and Acciona for hydrogen production in the Iberian Peninsula by the end of the third quarter.

Financial Restatement and Filing of Form 12b-25

As previously announced on March 16, 2021, the Company has determined to restate its previously issued financial statements for fiscal years 2018 and 2019 and its quarterly filings for 2019 and 2020, which will be disclosed in the Company’s Form 10-K for the year ended December 31, 2020, primarily relating to errors in accounting for various non-cash items, including:

•	The reported book value of right of use assets and related finance obligations;
•	Loss accruals for certain service contracts;
•	The impairment of certain long-lived assets; and,
•	The classification of certain costs, resulting in a decrease in research and development expense and a corresponding increase in cost of revenue.

As previously disclosed, the restatement is not expected to impact the Company’s cash position, business operations or economics of commercial arrangements, and the restatement does not change the fundamentals of the Company’s business or growth trends.

Plug Power is working expeditiously with its independent auditor, KPMG LLP, to complete the restatement and file its Form 10-K. Plug Power and KPMG currently expect that the Company will file its Form 10-K within the next five days.

Given the time and focus dedicated to the restatement process and the completion and filing of the Company’s 2020 Form 10-K, the Company requires additional time to complete its customary quarterly review and reporting process and the filing of its Form 10-Q for the first quarter ended March 31, 2021. As a result, the Company has filed a Form 12b-25 with the U.S. Securities and Exchange Commission to extend the Form 10-Q filing due date from May 10, 2021 to May 17, 2021. The Company is committed to filing its Form 10-Q as expeditiously as possible following the completion of its restatement and filing of its Form 10-K.

About Plug Power

Plug Power is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while meeting sustainability goals. Plug Power created the first commercially viable market for hydrogen fuel cell technology. As a result, the Company has deployed over 40,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug Power delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs. Plug Power’s vertically-integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers. Learn more at www.plugpower.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements regarding the Company’s expectations regarding gross billings and revenue for the first and second quarters of 2021, and gross billings for the years 2021, 2022 and 2024, the Company’s strategic partnerships with BAE Systems, Brookfield Renewables, Apex, NYPA, Chart Industries, Renault, SK and Acciona, including expectations regarding the timing, completion and success of such partnerships, the nature and extent of the accounting changes and errors and the expected impact of the accounting changes and the restatement on the Company’s prior and future financial statements, financial position and results of operations, and the Company’s expected ability and timing of its filing of its 2020 Form 10-K and Q1 2021 Form 10-Q with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, the risk that additional information may arise prior to the filing of the restated financial statements; the final determination of the Audit Committee regarding matters relating to its internal review; the timing and ultimate conclusions of KPMG regarding the audit of the Company’s financial statements, the risk that the completion and filing of the Company’s Annual Report on Form 10-K and/or its Quarterly Report on Form 10-Q will take longer than expected, the risk of potential litigation or regulatory action arising from the Company’s failure to timely file its Annual Report on Form 10-K and/or its Quarterly Report on Form 10-Q; and the risks related to the restatement, including the potential impact on the Company’s reputation and its commercial relationships. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in the Company’s filings and reports with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2019, as amended and supplemented by the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, as well as other filings and reports that are filed by the Company from time to time with the SEC. Each forward-looking statement in this press release speaks only as of the date of the particular statement. The Company disclaims any obligation to update forward-looking statements except as may be required by law.

Gross billings is based on the invoice value of equipment deployed and services rendered. Invoice value of equipment is measured on a relative basis using cash value within contracts with customers and it is attributed to the period in which the equipment is deployed. To that amount, the Company adds the invoice value for services rendered in the period. These services include fuel provided, extended warranty contracts serviced, power provided under Power Purchase agreements, etc. The Company’s objective in presenting gross billings is to present to investors an operating metric that conveys commercial growth over time. Management also uses this operating metric as a measurement of commercial growth, as well as establishing performance targets, annual budgets and makes operating decisions based in part on gross billings. The significant estimates and assumptions underlying the metric include the allocation of revenue, excluding the provision for warrants, based on relative standalone selling prices used in our GAAP revenue numbers.

Media Contact

Andrea Rose / Clayton Erwin

Joele Frank, Wilkinson Brimmer Katcher

212-895-8666 / 212-895-8696

arose@joelefrank.com / cerwin@joelefrank.com